                                                                EXHIBIT 10(bd)


                                OPTION AGREEMENT


         This Agreement (the "Agreement") is made as of the 29th day of November, 1995 by and among The Claridge Hotel and Casino Corporation, a New York corporation (the "Buyer"), The Claridge at Park Place, Incorporated, a New Jersey corporation and a wholly-owned subsidiary of Buyer ("CPPI"), Philip J. Dion, as Trustee (the "Seller") for Valley of the Sun United Way (the "United Way") under an Irrevocable Trust, dated April 2, 1990 (the "Trust Instrument"), and Atlantic City Boardwalk Associates, L.P., a New Jersey limited partnership (the "Partnership"). As used below, the term the "Claridge Entities" means Buyer, CPPI and the Partnership.

         WHEREAS, as more particularly described in Section 6 of the Restructuring Agreement, dated October 27, 1988 (the "Restructuring Agreement"), among the Claridge Entities, Del Webb Corporation ("Webb") and certain other parties, Webb had an interest equal to $20 million plus interest from December 1, 1988 at the rate of 15% per annum compounded quarterly (the "Webb Payment"); and

         WHEREAS, on April 2, 1990, Webb transferred the Webb Payment to the Seller; and

         WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to have the option to purchase and accept from the Seller, and the Seller desires to grant to Buyer such option and, upon the exercise thereof and the Purchase Closing (defined below) and the other matters provided for below, to sell, assign and transfer to the Buyer, all of its right, title and interest in and to the Webb Payment.

         NOW THEREFORE, in consideration of the foregoing and the representations, warranties and covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE OPTION

         1.1 The Option. The Seller hereby grants to the Buyer an option (the "Option"), to purchase the Webb Payment on the terms and conditions set forth in this Agreement, which Option may be exercised by the Buyer's delivering notice to the Seller, in the form of Exhibit 1.1 hereto, any time after the Option Closing (as hereinafter defined) and prior to December 31, 1997.

         1.2 Option Closing. The closing of the Option (the "Option Closing") shall occur at 10:00 A.M. on the date which is five Business Days after the later of (a) the date on which Buyer gives Seller written notice that the conditions set forth in Section 1.3(a) hereof have been satisfied or waived, and
(b) the date on which Seller gives Buyer written notice that the conditions set forth in Section 1.3(b) hereof have been satisfied or waived, or such other date as the parties may agree (the "Option Closing Date"), at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166. At the Option Closing, the Seller and the Buyer shall deliver to each other confirmation of the effectiveness of the Option in the form of Exhibit 1.2 hereto and the Buyer shall deliver to the Seller the option price (the "Option Price") in the amount of ONE MILLION DOLLARS ($1,000,000), payable by certified or official bank check.

         1.3      Conditions to Option Closing.

         (a) The Option Closing shall not occur unless the Buyer, in its sole discretion, is satisfied that each of the following conditions has been fulfilled (or waived by Buyer):

                  (i) Representations and Warranties. The representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects on and as of the Option Closing with the same force and effect as if they had been made on the date of the Option Closing.

                  (ii) Performance. The Seller shall have performed and complied fully with all agreements and conditions contained in this Agreement to be performed or complied with by it at or before the Option Closing.

                  (iii) Consent of Parties to Restructuring Agreement. The parties to the Restructuring Agreement, other than Robert K. Swanson, Everett L. Mangam, T. Edward Plant and First Fidelity Bank, National Association, New Jersey, shall have consented to the sale of the Webb Payment by the Seller to the Buyer pursuant to this Agreement, pursuant to a consent in the form of
Exhibit 1.3A hereto (and each party to the Restructuring Agreement that is also a party to this Agreement hereby so consents).

                  (iv) Opinions of Counsel. Buyer shall have received opinions of Levine, Staller, Sklar, Chan, Brodsky & Donnolly, P.A., New Jersey counsel to the Seller, Gibson, Dunn & Crutcher, New York counsel to the Seller and of Arizona counsel to the Seller each in form and substance satisfactory to the Buyer in its sole discretion.

                  (v) Webb Assurance. The Buyer shall have received from Webb a duly executed assurance from Webb in the form of Exhibit 1.3C that Webb does not have any claim to the Webb Payment.

         (b) The Option Closing shall not occur unless the Seller, in Seller's sole discretion, is satisfied that each of the following conditions has been satisfied (or waived by Seller):

                  (i) Representations and Warranties. The representations and warranties contained in Articles V and V-A of this Agreement shall be true and correct in all material respects on and as of the Option Closing with the same force and effect as if they had been made on the date of the Option Closing.

                  (ii) Performance. The Buyer shall have performed and complied fully with all agreements and conditions contained in this Agreement to be performed or complied with by it at or before the Option Closing.

                  (iii) Certification. The Buyer shall have provided the Seller with a certificate confirming the matters set forth in clauses (i) and (ii) of this subsection (b) in the form of Exhibit 1.3D.

                  (iv) Consents and Approvals. All permits, consents, authorizations and approvals of, registrations, qualifications, designations, declarations or filings with, or notices to, and all licenses and permits of (each an "Approval"), any person or entity or any federal or state governmental authority (including, without limitation, the New Jersey Casino Control Commission ("CCC") and the Division of Gaming Enforcement) that Seller determines are necessary or appropriate to be obtained, made or submitted by or on behalf of the Seller in connection with the execution, delivery or performance of this Agreement and the sale, assignment and transfer of the Webb Payment to the Buyer and the other transactions contemplated hereby shall have been duly obtained, made or submitted and, if required, shall be effective on and as of the Option Closing.

                  (v) Approval by United Way; Fairness Opinions. The Seller shall have received from the United Way such approval of, indemnification with respect to and opinions of counsel with respect to this Agreement and the transactions contemplated hereby as the Seller believes are necessary, appropriate or desirable. The Seller or the United Way shall have received such fairness opinions, if any, as each believes are necessary, appropriate or desirable in connection with this Agreement and the transactions contemplated hereby.

                  (vi) Regulatory Approval and Other Action. The Seller shall have received from the CCC and any other New Jersey gaming authorities as may be appropriate such Approvals of the distribution by the Seller, upon receipt, of the proceeds to be received by the Seller from the payment of the Option Price and the sale of the Webb Payment (including payments under Section 3.2(c) hereof) pursuant to this Agreement to the United Way as the Seller may deem necessary or appropriate. The Trust Instrument shall have been reformed, or the Seller shall have otherwise received such Approvals as the Seller feels are appropriate to permit the Seller to distribute to the United Way, upon receipt, the proceeds of the payment of the Option Price and the sale of the Webb Payment to the Buyer (including payments under Section 3.2(c) hereof) pursuant to this Agreement (i) including by appropriately licensing the United Way or (ii) notwithstanding that the United Way is not licensed by the CCC.

                  (vii) Opinions of Counsel. Seller shall have received opinions of Rogers & Wells and Frank Bellis, Esq., counsel to the Buyer, in the forms attached in Exhibit 1.3E and Exhibit 1.3F, respectively.

                  (viii) Financial Statements and Comfort. Seller shall have received (A) audited financial statements of Buyer as of Buyer's most recently completed fiscal year and (B) any publicly available unaudited financial statements of Buyer for any period subsequent to the period covered by such audited financial statements, in each case showing that Buyer has shareholders' equity of at least $2,000,000, together with a letter from KPMG Peat Marwick LLP ("Peat Marwick") covering the matters set forth in Exhibit 1.3G. If any portion of the funds used to pay the Option Price is being directly or indirectly provided by the Partnership (including, without limitation, through abatement of lease payments), Seller shall also have received (A) audited financial statements of the Partnership as of the Partnership's most recently completed fiscal year and (B) any unaudited financial statements of the Partnership for any period subsequent to the period covered by such audited financial statements that have been provided by the Partnership to its limited partners, in each case showing that the Partnership has a partners' equity of at least $2,000,000, together with a letter from Peat Marwick covering the matters set forth in
Exhibit 1.3G(2). At the time of the Option Closing, Buyer shall be deemed to represent, without any further documents being required to be delivered by Buyer, that, immediately prior to payment of the Option Price, (i) it has a shareholders' equity of at least $2,000,000 determined in accordance with generally accepted accounting principles ("GAAP") consistently applied, (ii) it is not insolvent, (iii) after the payment of the Option Price or the transactions to be effected in connection therewith, it will not be rendered so insolvent, (iv) it is not then engaged in a business or transaction (or about to engage a business or transaction ) for which its capital remaining after payment of the Option Price and completion of the transaction to be effected in connection therewith will be unreasonably small and (v) it does not intend to incur, or believe it will incur, debts beyond its ability to pay as the debts mature.

         (c) "Business Day". For purposes of this Agreement, "Business Day" means a day upon which banks are open for business in New York city.


                                   ARTICLE II

                                 PURCHASE TERMS

         2.1 Sale, Assignment and Transfer of Webb Payment. At the Purchase Closing described in Section 2.3, the Seller will deliver to the Escrow Agent (as hereinafter defined) an instrument of assignment in the form of Exhibit 2.1 hereto providing for the sale, assignment and transfer to the Buyer (or its assignee) of all of Seller's rights, title, and interest in and to the Webb Payment (the "Assignment Instrument"), and the Buyer (or its assignee) will deliver to the Escrow Agent a certified or official bank check in the amount of the Purchase Price set forth in Section 2.2 hereof (as to Section 2.2(z), only to the extent due at the time of the Purchase Closing). Notwithstanding such delivery of the Assignment Instrument and check to the Escrow Agent, the sale, assignment and transfer of the Webb Payment to the Buyer shall not be deemed to occur unless and until the Escrow Agent makes delivery of such instrument and the Purchase Price pursuant to Section 4(a) of the Escrow Agreement (as hereinafter defined). It is understood and agreed that if such delivery of the Assignment Instrument by the Escrow Agent referred to below is to occur, (i) within 15 days after the Purchase Closing, Buyer and/or the Partnership shall pay to the Distributing Trust (as such term is defined in the Restructuring Agreement) the amount required by Section 4(a) of the Escrow Agreement (defined below); (ii) based on the Purchase Price being $10,000,000 and, as the Seller and Buyer believe, 83.89644% in interest of investors being Releasing Investors, the amount to be so paid to the Distributing Trust for payment to Releasing Investors would be $7,226,001; and (iii) the amount to be so paid to Distributing Trust will increase if interest is owed by Buyer on the Purchase Price under Section 2.2(y) hereof, with the increase being an amount equal to 72.26001% of the interest. If for any reason the amounts to be paid to the Distributing Trust are not so paid, the sale, assignment and transfer of the Webb Payment to Buyer shall not be deemed to have occurred and Seller will not have released or waived any rights in and to the Webb Payment.

         2.2 Purchase Price. The purchase price (the "Purchase Price") to be paid by the Buyer at the Purchase Closing for the Webb Payment will be TEN MILLION DOLLARS ($10,000,000), plus any additional amounts as may then be owing pursuant to Section 3.2(c) hereof, in each case payable by certified or official bank check; provided, however, that, if the Purchase Price is being paid after December 31, 1996, the Purchase Price shall be the sum of (x) TEN MILLION DOLLARS ($10,000,000) plus (y) an amount equal to interest on TEN MILLION DOLLARS ($10,000,000) at the annual rate of 10% for the period from January 1, 1997 to the date of Payment of the Purchase Price to Seller by the Escrow Agent plus (z) any additional amount then payable pursuant to Section 3.2(c) hereof.

         2.3 The Purchase Closing. The Purchase Closing (the "Purchase Closing") of the purchase and sale of the Webb Payment will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, at 10:00 A.M., New York City time, on the date which is ten Business Days after the Buyer gives the Seller notice of the exercise of the Option pursuant to Section 1.1 hereof, or such other date as the parties hereto may agree in writing (the "Closing Date"). Exercise of the Option will be irrevocable and will obligate Buyer to deliver the Purchase Price to the Escrow Agent as provided in Section 2.1.

         2.4 Escrow Agent. The Buyer and Seller hereby appoint IBJ Schroder Bank and Trust Company to act as escrow agent (the "Escrow Agent") pursuant to an Escrow Agreement in the form of Exhibit 2.4 hereto (the "Escrow Agreement") with respect to the deliveries to be made pursuant to Section 2.1 hereof.


                                   ARTICLE III

                  RELEASE BY SELLER; FURTHER PAYMENTS TO SELLER

         3.1 Release and Waiver of Rights. The Seller in his capacity as Trustee with respect to the Trust, agrees that, upon the occurrence of all of (i) the Purchase Closing, (ii) the payment to the Distributing Trust of the amount contemplated to be paid to it by the third sentence of Section 2.1 of this Agreement and Section 4(a) of the Escrow Agreement and (iii) delivery of the Purchase Price (except, as to the portion of the Purchase Price referred to in Section 2.2(z), to the extent not then due) to Seller by the Escrow Agent, it will have irrevocably released and waived any and all rights in and to the Webb Payment.

         3.2      Further Payments to Seller.  If the Purchase Closing occurs:

                  (a) The Buyer and CPPI agree for the benefit of the Seller and the United Way that neither the Buyer nor, except for distributions and payments to Buyer, CPPI shall make any distributions or payment to any of its shareholders as such until those persons who are Releasing Investors (as that term is defined in the Restructuring Agreement) have received from the Distributing Trust referred to below an amount equal to that amount that Releasing Investors would have received had the Buyer not purchased the Webb

Payment. The parties agree that, as of October 31, 1995, the amount that would have been required to be received by Releasing Investors to satisfy the preceding sentence is approximately $40,000,000, and that such amount will increase thereafter until paid. The parties recognize that, under the "provided" clause of the first sentence of Section 6(a) of the Restructuring Agreement the Buyer and CPPI are permitted to engage in certain transactions (being a sale by Buyer of the stock of CPPI or a sale by CPPI of substantially all of its assets) that may result in the Releasing Investors receiving in the aggregate an amount that is less than the amount referred to in the preceding sentence (including interest compounded quarterly on that amount) without the Buyer or CPPI having any further obligation to make any payment to Releasing Investors.

                  (b) The Partnership agrees for the benefit of the Seller and the United Way that the Partnership will not make any distributions or payment to any of its limited partners as such until those persons who are Releasing Investors have received from the Distributing Trust an amount equal to that amount that Releasing Investors would have received had the Buyer not purchased the Webb Payment. The parties recognize that, under the "provided" clause of the first sentence of Section 6(a) of the Restructuring Agreement, the Partnership is permitted to engage in a sale of substantially all of its assets that may result in the Releasing Investors receiving in the aggregate an amount that is less than the approximately $40,000,000 amount referred to in Section 3.2(a) (including interest compounded quarterly on that amount) without the Partnership having any further obligation to make any payment to Releasing Investors.

                  (c) If amounts received or required to be received by the Distributing Trust for distribution to Releasing Investors (including the amount provided for in Section 4(a) of the Escrow Agreement) equals or exceeds $20,000,000, as additional consideration for the purchase of the Webb Payment, the Claridge Entity making the distribution (the Buyer and CPPI jointly and severally if one of them is making or is required to make the distribution) shall pay to the Seller, at the same time that the Distributing Trust receives or should have received an amount which, when aggregated with amounts previously received or required to have been paid to the Distributing Trust for distribution to Releasing Investors, exceeds $20,000,000, as to the excess and at each time thereafter that the Distributing Trust receives or should have received amounts for distribution to Releasing Investors, an amount equal to 17.65% times such portion of such amount received by or so required to have been paid to the Distributing Trust as, when aggregated with prior such amounts received by or so required to have been paid to the Distributing Trust, exceeds $20,000,000; provided, however, that the total amount to be paid to the Seller under this Section 3.2 shall not exceed $10,000,000.

                  (d) For purposes of Section 3.2(c) hereof, if any amount received or required to be received by the Distributing Trust for distribution to Releasing Investors is in a form other than cash, such amount shall be valued in the following manner:

                           (i) if any such amount consists of marketable
securities, then such amount shall be valued based on the average price at which such security traded on the first Business Day after the day upon which any Releasing Investor received such security from the Distributing Trust; or

                           (ii) if such amount consists or is expected to
consist of something other than marketable securities, then such amount shall be valued either (A) at such value as is placed on such amount by mutual agreement of the Buyer and the Seller, or (B) if no such agreement is reached within 20 Business Days prior to the date such amount is expected to be distributed, at such value as is determined by the Designated Investment Banking Firm described below, one-half of the reasonable fees of which shall be paid by each of the Claridge Entity making the distribution (the "Relevant Claridge Entity") and the Seller. If it is anticipated that the Distributing Trust will make a distribution of an amount which consists of something other than marketable securities, the Claridge Entity that expects to make such distribution shall so notify the Seller of the date of such expected distribution at least 30 business days prior thereto. If the Relevant Claridge Entity and the Seller are unable to reach agreement on the value of the amount to be so distributed within 20 Business Days prior to the expected distribution date, the Relevant Claridge Entity shall send to the Seller notice of the Relevant Claridge Entity's investment banking firm. Within 5 business days after such notice, the Seller shall notify the Relevant Claridge Entity of the Seller's investment banking firm. The Relevant Claridge Entity's investment banking firm and, if the Seller has so designated its investment banking firm, its investment banking firm shall jointly designate a third investment banking firm, which shall determine the value of the amount to be so distributed (the "Designated Investment Banking Firm"). The Designated Investment Banking Firm shall make its determination regarding the valuation of such amount within 5 business days after its designation, and its decision shall be conclusive.

                  (e) Within 120 days of the end of each 12-month period ended December 31, commencing December 31, 1995, each Claridge Entity will deliver to the Seller and the United Way (i) such financial statements for the 12 months ended such December 31, certified by the independent public accountants for such Claridge Entity (provided that this requirement shall be satisfied as to CPPI, as long as CCPI is wholly-owned by Buyer, by delivery of such financial statements of the Buyer), (ii) a certification signed by the Chief Executive Officer and Chief Financial Officer (or comparable officers or the general partners, if applicable) of each Claridge Entity, in the form of Exhibit 3.2(e), as to the distributions made and required to be made to the Distributing Trust during such 12-month period and (iii) to the extent not then prohibited by the American Institute of Certified Public Accountants, a letter from the independent public accountants that certified each such financial statement to the effect that, during the course of their audit and otherwise, nothing came to their attention to indicate that the statements in the certificates referred to in clause (ii) of this Section 3.2(e) are inaccurate in any respect or, if they are inaccurate, specifying each inaccuracy.

                  (f) If (i) any amount required to be paid to the Seller by a Claridge Entity pursuant to Section 3.2(c) is not paid when due and is not paid, with interest at 15% per annum (but not in excess of the maximum amount permitted by applicable law) from the date due, by 125 days after the 12 months ended December 31 in which payment was due and (ii) there is no bona fide dispute regarding the amount, if any, due, between the Seller and the Claridge Entity which the Seller believes is required to pay such amount, then the entire amount due on the Webb Payment, as if it had not been acquired by Buyer, and the corresponding amount due to Releasing Investors, will be immediately due and payable to Seller and the Releasing Investors. For the purpose of Section 3.2(f), a dispute by a Claridge Entity will not be deemed bona fide unless it has substantial basis in fact and (i) to the extent the dispute is based on legal interpretation or a question of law, at the outset of the dispute the then primary outside counsel to the Claridge Entity renders an opinion to the Seller that the position of the Claridge Entity is based on significant legal authority and (ii) to the extent the dispute is based on a question of accounting or calculation, at the outset of the dispute the then independent public accountants for the Claridge Entity delivers to the Seller a letter to the effect that the calculation of the Claridge Entity is correct and, if a question of accounting is involved, that the accounting treatment is in accordance with generally accepted accounting principles consistently applied by such Claridge Entity.

                  (g) If, in addition to the Option Price, any amounts would be due on the Webb Payment prior to the Purchase Closing, those amounts shall be paid and shall not reduce the amounts otherwise payable to Seller under this Agreement.

         3.3 Releases. If the Buyer solicits from its shareholders, or the Partnership solicits from its limited partners, any release, consent, waiver or other acknowledgment with respect to the transactions contemplated by this Agreement, the Buyer and/or Partnership, as the case may be, agrees that such release, consent, waiver or other acknowledgment shall, by its terms, also be for the benefit of the Seller and the United Way.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer as follows, except as listed in Exhibit 4.1:

         4.1 Authorization. The Seller has all the power and authority necessary to enable it to execute and deliver this Agreement, and to carry out the transactions contemplated by this Agreement. The Seller has taken all actions, if any, necessary to authorize the execution, delivery and performance by Seller of this Agreement.

         4.2 Binding Agreement. This Agreement is the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         4.3 Title to the Webb Payment. The Seller has not transferred or conveyed any of its right, title and interest in and to the Webb Payment, and, assuming that the transfer of the Webb Payment from Webb to the Seller is legal, valid and enforceable, holds the Webb Payment free and clear of any and all security interests, liens, charges, encumbrances or adverse interests whatsoever. Assuming that the transfer of the Webb Payment from Webb to the Seller is legal, valid and enforceable, when the Buyer acquires the Webb Payment as contemplated by this Agreement, the Buyer will receive the Webb Payment and all rights, title and interest in and to the Webb Payment free and clear of any security interests, liens, charges, encumbrances or claims of other persons, other than those resulting from acts of the Buyer.

         4.4 Compliance with Instruments and Law. Upon receipt of the consents or taking of the actions contemplated by Sections 1.3(b)(iv), (v) and (vi) hereof, neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of the Trust Instrument or (ii) violate, result in a breach of, or constitute a default under or conflict with any provision of any agreement or instrument to which the Seller is a party or by which the Seller is bound, or any provision of any applicable local, state or federal law or any order, judgment, writ, decree, statute, rule or regulation of any court or governmental agency having jurisdiction over the Seller.

         4.5 Consents and Approvals. Upon receipt of the consents or taking of the actions contemplated by Sections 1.3(b)(iv), (v) and (vi) hereof, no permits, consents, approvals or authorizations of, registrations, qualifications, designations, declarations or filings with, or notices to any person or entity or any federal or state governmental authority are required to be obtained, made or submitted by or on behalf of the Seller in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.


                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF THE BUYER AND CPPI

         The Buyer and CPPI jointly and severally represent and warrant to and, as to Section 5.6, agree with the Seller as follows:

         5.1 Authorization. The Buyer and CPPI each have all the power and authority necessary to enable each of them to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. The Buyer and CPPI have each taken all corporate and other actions necessary to authorize the execution, delivery and performance of this Agreement.

         5.2 Corporate Status. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. CPPI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. CPPI is a wholly-owned subsidiary of the Buyer.

         5.3 Binding Agreement. This Agreement is a legal, valid and binding agreement of the Buyer and CPPI, enforceable against each of the Buyer and CPPI in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         5.4 Compliance with Instruments and Law. Neither the execution and delivery of this Agreement by the Buyer or CPPI nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of their respective certificates or articles of incorporation, bylaws or other charter or organizational documents, or (ii) violate, result in a breach of, or constitute a default under or conflict with any provision of any agreement or instrument to which the Buyer or CPPI is a party or by which the Buyer or CPPI (or any of their respective assets) is bound, or any provision of any applicable local, state or federal law or any order, judgment, writ, decree, statute, rule or regulation of any court or governmental agency having jurisdiction over the Buyer or CPPI (or any of their respective assets).

         5.5 Consents and Approvals. No permits, consents, approvals and authorizations of, registrations, qualifications, designations, declarations or filings with, or notices to any person or entity or any federal or state governmental authority (other than the CCC or the New Jersey Division of Gaming Enforcement) are required to be obtained, made or submitted by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

         5.6 No Effect on Rights of Releasing Investors. Neither the purchase of the Webb Payment by the Buyer, nor any action taken by the Buyer with respect to the Webb Payment following such purchase will result in the Releasing Investors receiving less, in their capacities as Releasing Investors, than they would have received had such purchase not occurred or such action not been taken, except to the extent that payment of the Option Price will diminish the assets of the Buyer.

         5.7 Pending Transactions. Except as set forth in Exhibit 5.7, as of the date hereof, neither the Buyer nor CPPI has entered into any contract, agreement, letter of intent or other written understanding or arrangement regarding any transaction that would result in one or more of the Claridge Entities making or being required to make any distribution to the Distributing Trust.


                                   ARTICLE V-A

                REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

         The Partnership represents and warrants to and, as to Section 5A.6, agrees with the Seller as follows:

         5A.1 Authorization. The Partnership has all the power and authority necessary to enable it to execute and deliver this Agreement, and to carry out the transactions contemplated by this Agreement. The Partnership has taken all partnership actions necessary to authorize the execution, delivery and performance by it of this Agreement.

         5A.2 Status. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New Jersey.

         5A.3 Binding Agreement. This Agreement is a legal, valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         5A.4 Compliance with Instruments and Law. Neither the execution and delivery of this Agreement by the Partnership nor the consummation of the transactions contemplated by this Agreement will (i) violate any provision of its Agreement of Limited Partnership or other organizational documents of the Partnership, or (ii) violate, result in a breach of, or constitute a default under or conflict with any provision of any agreement or instrument to which the Partnership is a party or by which the Partnership (or any of its assets) is bound, or any provision of any applicable local, state or federal law or any order, judgment, writ, decree, statute, rule or regulation of any court or governmental agency having jurisdiction over the Partnership (or any of its assets).

         5A.5 Consents and Approvals. No permits, consents, approvals and authorizations of, registrations, qualifications, designations, declarations or filings with, or notices to any person or entity or any federal or state governmental authority (other than the CCC and the Division of Gaming Enforcement) are required to be obtained, made or submitted by or on behalf of the Partnership in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

         5A.6 No Effect on Rights of Releasing Investors. No action taken by the Partnership with respect to the Webb Payment following the purchase of the Webb Payment by the Buyer will result in the Releasing Investors receiving less, in their capacities as Releasing Investors, than they would have received had such purchase not occurred or such action not been taken, except to the extent that payment of the Option Price will diminish the assets of the Buyer.


         5A.7 Pending Transactions. Except as set forth in Exhibit 5.7, as of the date hereof, the Partnership has not entered into any contract, agreement, letter of intent or other written understanding or arrangement regarding any transaction that would result in one or more of the Claridge Entities making or being required to make any distribution to the Distributing Trust.


                                   ARTICLE VI

             CONDITIONS OF SELLER'S OBLIGATIONS AT PURCHASE CLOSING

         The obligation of the Seller to deliver the Assignment Instrument to the Escrow Agent pursuant to Section 2.1 hereof and to thereupon or thereafter sell, assign and transfer the Webb Payment to the Buyer is subject to the fulfillment to its satisfaction prior to or at the Purchase Closing of each of the following conditions:

         6.1 Opinions of Counsel. Seller shall have received opinions of Rogers & Wells and Frank Bellis, Esq., counsel to the Buyer, in the forms attached hereto as Exhibits 6.1A and 6.1B.

         6.2 Financial Statements and Comfort. Seller shall have received (i) audited financial statements of Buyer as of Buyer's most recent completed fiscal year and unaudited financial statements of Buyer for and at the end of the last quarter end for which financial information as to Buyer is publicly available, each showing that Buyer has shareholders' equity greater than $2,000,000, (ii) pro forma balance sheets of Buyer at such year end and quarter end giving effect to the purchase of the Webb Payment, the concomitant payment to Releasing Investors and the transactions to be effected in connection with both, all using the accounting treatment proposed to be used by Buyer for financial reporting purposes and each showing a shareholders' equity of Buyer, after giving effect to the foregoing transactions, greater than $2,000,000, and (iii) letters from Peat Marwick (including a letter with respect to such pro forma balance sheet) covering the matters set forth in Exhibit 6.2 and consistent with the greater than $2,000,000 number in clauses (i) and (ii) of this sentence. If any portion of the funds used to pay the portion of the Purchase Price being paid at the Purchase Closing or to make the concomitant payment to Releasing Investors is being directly or indirectly provided by the Partnership (including, without limitation, through abatement of lease payments), Seller shall also have received (i) audited financial statements of the Partnership as of the Partnership's most recently completed fiscal year and unaudited financial statements of the Partnership for and at the end of the last quarter end for which financial information as to the Partnership has been made available to its limited partners, each showing that the Partnership has a partners' equity greater than $2,000,000, (ii) pro forma balance sheets of the Partnership at such year end and quarter end giving effect to the purchase of the Webb Payment, the concomitant payment to Releasing Investors and the transactions to be effected in connection with both, in each case as to the Partnership and with respect to the funds being directly or indirectly so provided by the Partnership, all using the accounting treatment proposed to be used by the Partnership for financial reporting purposes and showing a partners' equity of the Partnership, after giving effect to the foregoing transactions, greater than $2,000,000, and (iii) letters from Peat Marwick (including a letter with respect to such pro forma balance sheet) covering the matters set forth in Exhibit i) and 6.2(2) and consistent with the greater than $2,000,000 number in clauses
(ii) of this sentence. The Buyer and the Partnership will each use their best efforts to cause Peat Marwick to deliver the comfort letter that is Exhibit 6.2, with Procedure C and Item 5 furnished as a part thereof; if any portion of the funds used to pay the portion of the Purchase Price being paid at the Purchase Closing or to make the concomitant payment to Releasing Investors is being directly or indirectly provided by the Partnership (including, without limitation, through abatement of lease payments), the Buyer and the Partnership will use their best efforts to cause Peat Marwick to deliver the comfort letter that is provided for in Exhibit 6.2(2), with the comparable Procedure and Item furnished; and the Buyer and the Partnership will make available to Seller and his representatives all information Seller reasonably requests so that Seller can deliver to Peat Marwick the request for a comfort letter referred to in the
Note in Exhibit 6.2 and, if applicable, Exhibit 6.2(2). At the time of the Purchase Closing and the purchase of the Webb Payment, Buyer shall be deemed to represent, without any further documents being required to be delivered by Buyer, that: (A) immediately prior to payment of the Purchase Price to Seller and completion of the transactions to be effected in connection with the purchase by Buyer of the Webb Payment (including, without limitation, making required payments to Releasing Investors), (i) it has a shareholders' equity of at least $2,000,000 determined in accordance with the generally accepted accounting principles ("GAAP"), consistently applied, (ii) it is not insolvent,
(iii) after the payment of the Purchase Price, the purchase by Buyer of the Webb Payment and completion of the transactions to be effected in connection therewith (including, without limitation, making required payments to Releasing Investors), it will not be rendered so insolvent, (iv) it is not engaged in a business or transaction (or about to engage a business or transaction) for which its capital remaining after payment of the Purchase Price, the purchase by Buyer of the Webb Payment and completion of the transactions to be effected in connection therewith (including, without limitation, making required payments to Releasing Investors) will be unreasonably small and (v) it does not intend to incur, or believe it will incur, debts beyond its ability to pay as the debts mature; and (B) immediately after payment of the Purchase Price, the purchase by Buyer of the Webb Payment and completion of the transactions to be effected in connection therewith (including, without limitation, making required payments to Releasing Investors), it will have a shareholders' equity or partners' equity, as the case may be, of at least $2,000,000.

         6.3 Certification. Seller shall have received a certificate from Buyer and in the form attached hereto as Exhibit 6.3.

         6.4 Expense Reimbursement. Buyer shall have delivered to Seller a certified or bank check in payment of the expense reimbursement provided for in Section 9.5 hereof.

         6.5 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the parties thereto and Buyer shall have deposited in the Escrow Account the Purchase Price or portion thereof required to be deposited in the Escrow Account by Section 2.1 of this Agreement and in the form it is so required to be deposited.

                                   ARTICLE VII

                                   TERMINATION

         7.1      Termination.

         (a) This Agreement may be terminated at any time prior to the Option
Closing:

             (i) by mutual written consent of the Seller and the Buyer; or

            (ii) by the Buyer or the Seller by written notice to the other if, without fault of the terminating party, the Option Closing shall not have occurred on or before January 31, 1996; or

         (b) This Agreement shall terminate automatically, as to matters occurring after December 31, 1997, without the need for either party to take any action, if the Option Closing shall have occurred, but the notice of exercise of the Option is not given pursuant to Section 1.1 hereof on or before December 31, 1997, no matter what the reason for such notice not having been given on or before such date.

         7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void as to matters occurring thereafter and no party hereto (or any of their respective shareholders, partners, beneficiaries, directors, officers or employers) shall have any liability or further obligation to any other party hereto as to matters occurring thereafter, except as provided in Article VIII. Nothing contained in this Section shall relieve any party from liability for any breach of this Agreement.


                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Indemnity by the Seller. The Seller agrees to indemnify the Buyer, the general partners of the Partnership and the Partnership on demand against, and hold each such party harmless from, all losses, judgments, amounts paid in settlement of actions or claims, liabilities, taxes, costs, damages and expenses (including, but not limited to, reasonable attorneys' fees and disbursements) as incurred, accruing from or resulting by reason of any inaccuracies of any of the representations or warranties of the Seller in this Agreement or the breach or non-performance by the Seller of any of the covenants or agreements made or to be performed by the Seller pursuant to this Agreement or any claim by a third party that, if sustained, would constitute such a breach or non-performance.

         8.2 Indemnity by the Buyer. The Buyer and CPPI jointly and severally agree to indemnify the Seller, the United Way, each director, officer and employee of the United Way and each of the Released Parties (as such term is defined in the Release and Settlement Agreement executed by Releasing Investors), including but not limited to Del Webb Corporation and Del E. Webb New Jersey, Inc., but other than the Claridge Entities (each person so entitled to indemnification, a "Seller Indemnified Party"), on demand, against, and hold each Seller Indemnified Party harmless from, all losses, judgments, amounts paid in settlement of actions or claims, liabilities, taxes, cost, damages and expenses (including but not limited to reasonable attorneys' fees and disbursements) as incurred, (i) accruing from or resulting by reason of any inaccuracy of any of the representations or warranties of the Buyer or CPPI in this Agreement or the breach or non-performance by the Buyer or CPPI of any of the covenants or agreements made or to be performed by the Buyer or CPPI pursuant to this Agreement or any claim by a third party that, if sustained, would constitute such a breach or non-performance, or (ii) arising from any action or proceeding challenging the validity of this Agreement or claiming damages arising from this Agreement commenced by any person in that person's capacity as a Releasing Investor.

         8.3 Indemnity by the Partnership. The Partnership agrees to indemnify each of the Seller Indemnified Parties, on demand, against, and hold the Seller Indemnified Party harmless from, all losses, judgments, amounts paid in settlement of actions or claims, liabilities, taxes, cost, damages and expenses (including but not limited to reasonable attorneys' fees and disbursements) as incurred, (i) accruing from or resulting by reason of any inaccuracy of any of the representations or warranties of the Partnership in this Agreement or the breach or non-performance by the Partnership of any of the covenants or agreements made or to be performed by the Partnership pursuant to this Agreement or any claim by a third party that, if sustained, would constitute such an accuracy breach or non-performance, or (ii) arising from any action or proceeding challenging the validity of this Agreement or claiming damages arising from this Agreement commenced by any person in that person's capacity as a Releasing Investor.

         8.4 Procedure for Indemnification. Promptly after receipt by any of Buyer, the Partnership or a Seller Indemnified Party (each being an "indemnified party") under Section 8.1, Section 8.2 or Section 8.3 above of notice of commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such Section, within 10 days of obtaining actual knowledge thereof, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party otherwise than under such Section or do so if and to the extent the indemnifying party is not prejudiced by such omission to so notify. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not, except as provided below, be liable to such indemnified party under such Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. The indemnified party will have the right to employ its own counsel in any such action, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party,
(2) the indemnified party has been advised by counsel that there are legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party and which could result in a conflict in defending the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (3) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of such counsel will be at the expense of the indemnifying party or parties. All such fees and expenses will be reimbursed promptly as they are incurred. An indemnifying party will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld) or, in connection with any proceeding or related proceeding in the same jurisdiction and except as provided in the second preceding sentence, for the fees and expenses of more than one separate counsel for all indemnified parties.

         8.5 Survival. The indemnification provided for in this Article VIII will survive the Option Closing, the Purchase Closing, the completion of the sale of the Webb Payment to the Buyer, the payment in full of the Purchase Price and any investigation made by any party hereto.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the matters covered hereby, and no party shall be liable or bound to the other under this Agreement in any manner by any warranties, representations or covenants except as specifically set forth herein.

         9.2 Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, however such succession is effected and whether or not such succession is permitted by this Agreement (including any succession that may occur by sale of securities or assets, assignment, merger, reverse merger, consolidation, operation of law or, without limitation, otherwise), provided that no such succession will relieve any party of its obligations under this Agreement. Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned by any party to this Agreement without the written consent of the other parties hereto (other than CPPI). Nothing in this Section
9.2 shall preclude the distribution or payment of amounts received by the Seller hereunder, including to the United Way.

         9.3 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing this Agreement.


         9.4 Notices and Other Communications. Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed effective when delivered in person or sent by facsimile, cable, telegram or telex, or by overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

                  If to the Buyer or CPPI, to:

                           The Claridge Hotel and Casino Corporation
                           Boardwalk & Park Place
                           Atlantic City, New Jersey 08401
                           Attention: Frank A. Bellis, Jr., Esq.
                           Telephone: (609) 340-3400
                           Telecopier: (609) 340-3589

                  With a copy to:

                           Rogers & Wells
                           200 Park Avenue
                           New York, New York 10166
                           Attention: Leonard B. Mackey, Jr., Esq.
                           Telephone: (212) 878-8489
                           Telecopier: (212) 878-8375

                  If to the Seller to Seller:

                           c/o Del Webb Corporation
                           6001 N. 24th Street
                           Phoenix, Arizona 85016
                           Attention: Philip J. Dion
                           Telephone: (602) 808-8000
                           Telecopier: (602) 808-8097

                  With copies to:

                           Robertson C. Jones, Esq.
                           Del Webb Corporation
                           6001 N. 24th Street
                           Phoenix, Arizona 85016
                           Telephone: (602) 808-8009
                           Telecopier: (602) 808-8097

                           Gibson, Dunn & Crutcher
                           33 South Grand Avenue
                           Los Angeles, California 90071
                           Attention: Steven A. Meiers, Esq.
                           Telephone: (213) 229-7356
                           Telecopier: (213) 229-7520

                           Levine, Staller, Sklar, Chan, Brodsky & Donnolly,P.A. 3030 Atlantic Avenue
                           Atlantic City, New Jersey 08401-6380
                           Attention: John M. Donnolly, P.C.
                           Telephone: (609) 347-1300
                           Telecopier: (609) 345-2473

                  If to the Partnership:

                           Atlantic City Boardwalk Associates, L.P.
                           2880 W. Meade Avenue
                           Suite 204
                           Las Vegas, Nevada 89102
                           Attention:  Anthony C. Atchley
                           Telephone:  (702) 253-7662
                           Telecopier: (702) 253-7663

                  With a copy to:

                           Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. 65 Livingston Avenue
                           Roseland, New Jersey 07068
                           Attention:  Peter H. Ehrenberg
                           Telephone:  (201) 992-8700
                           Telecopier: (201) 992-5820

The parties to this Agreement may change the address to which notices or other communications are to be sent by a notice to the other given as provided in this
Section 9.4.

         9.5 Expenses. Each party to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and consummation of this Agreement, including the fees, expenses and disbursements of its respective legal counsel incurred in connection herewith; provided, however, that the Buyer shall, upon presentation of appropriate invoices therefor, reimburse the Seller, at the time of the Purchase Closing, for any reasonable expense incurred by the Seller, up to an aggregate of $125,000, for legal, investment banking or other services provided to the Seller by third parties in connection with the Seller's negotiating the terms of and entering into this Agreement since January 1, 1993. However, if the purchase of the Webb Payment by Buyer occurs, then Buyer will pay all amounts Webb would be obligated to pay under the Restructuring Agreement as fees and expenses of the trustee under the Distributing Trust.

                  If any proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover from the unsuccessful party or parties all costs and expenses, including reasonable attorneys' fees and disbursements, incurred in connection with such proceeding, in addition to any other relief to which it or they may be entitled.

         9.6 Forum. Except as otherwise provided in Section 3.2(d)(ii), the sole forum for resolving disputes under or relating to this Agreement will be New York state courts and federal courts located in New York City and related appellate courts. The parties agree to the jurisdiction of those courts and to such venue for the purposes of this Agreement.

         9.7 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Buyer, CPPI, the Seller and the Partnership contained in or made pursuant to this Agreement shall survive the Option Closing, the Purchase Closing, the completion of the sale of the Webb Payment to the Buyer, the payment in full of the Purchase Price and any investigation made by any party.

         9.8 Amendment and Waiver. Any provision of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only by a document in writing signed by the parties to this Agreement who are entitled to the benefit thereof.

         9.9 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of New York.

         9.10 Counterparts. Except as provided in Section 9.11, this Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         9.11 New Jersey Casino Control Act. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be deemed to include all provisions required by the New Jersey Casino Control Act (the "Act"), and shall be conditioned upon the approval of the CCC. To the extent that anything in this Agreement is inconsistent with the Act, the provisions of the Act shall govern. All provisions of the Act, to the extent required by law to be included in this Agreement, are incorporated by reference as if fully restated in this Agreement.

         9.12 No Personal Liability. Each of the parties hereto hereby acknowledges that (i) none of the General Partners of the Partnership shall have any personal liability or other obligation with respect to any agreement or obligation of the Partnership under this Agreement, any such liability or obligation being payable solely out of any assets the Partnership may from time to time have available therefor, and (ii) Philip J. Dion shall have no personal liability or other obligation with respect to any agreement or obligation of the Seller under this Agreement, any such liability or obligation being payable solely out of any assets the Seller (e.g., the Trust created by the Trust Instrument) may from time to time have available therefor, it being understood that payments received by Seller pursuant to this Agreement are intended to be paid promptly by Seller to the United Way.

         9.13 Time of the Essence. Time is of the essence in this Agreement and each of its provisions.

         9.14 Third Party Beneficiaries. The only third party beneficiaries of this Agreement are the United Way, the Seller Indemnified Parties, including in their capacities as such and, as applicable, otherwise, Philip J. Dion, Anthony Atchley and Gerald C. Heetland.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                               THE CLARIDGE HOTEL AND CASINO CORPORATION

                               By:  /s/ Robert M. Renneisen
                                    ----------------------------------
                               Name: Robert M. Renneisen
                               Title: President/Chief Executive Officer


                               THE CLARIDGE AT PARK PLACE, INCORPORATED

                               By: /s/ Robert M. Renneisen
                                   ----------------------------------
                               Name: Robert M. Renneisen
                               Title: Vice Chairman/Chief Executive Officer


                               /s/ Philip J. Dion
                               ----------------------------------
                               PHILIP J. DION, as Trustee for
                               VALLEY OF THE SUN UNITED WAY


                               ATLANTIC CITY BOARDWALK ASSOCIATES, L.P.

                               By:  /s/ Anthony C. Atchley
                                    ----------------------------------
                               Name:  Anthony C. Atchley
                               Title: General Partner

                               By:  /s/ Gerald C. Heetland
                                    ----------------------------------
                               Name:  Gerald C. Heetland
                               Title: General Partner